FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Investor Relations (310) 829-5400

SKECHERS ANNOUNCES SECOND QUARTER 2017 FINANCIAL RESULTS AND RECORD NET SALES
Record Second Quarter Net Sales of $1.026 Billion
Record First Six Months Net Sales of $2.099 Billion

MANHATTAN BEACH, CA. – July 20, 2017 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the second quarter and six months ended June 30, 2017.

Second Quarter and Six Month 2017 Highlights

Record second quarter net sales of $1.026 billion, an increase of 16.9 percent
Record six month net sales of $2.099 billion, an increase of 13.0 percent
Gross margins of 47.6 percent for the second quarter and 46.0 percent for the six months

“Second quarter net sales exceeded our expectations setting another record quarter, and making the first half of 2017 a new record with sales surpassing $2 billion,” began David Weinberg, chief operating officer and chief financial officer. “The growth came across our three distribution channels—with double-digit increases in our Company-owned global Skechers retail business, and each of our international distributor, subsidiary and joint venture businesses, as well as a mid-single-digit increase in our domestic wholesale business. Further, in the second quarter of 2017 in our domestic wholesale business, we shipped 11.4 percent more pairs while our average price per pair decreased 4.5 percent.”

Second Quarter Financial Results
Quarterly net sales increased 16.9 percent to $1.026 billion compared to the second quarter 2016. The growth was the result of a 6.4 percent increase in the Company’s domestic wholesale business, an 18.6 percent increase in the Company’s international wholesale business, and a 28.0 percent increase in its Company-owned global retail business, which included comparable same store sales increases of 7.1 percent.

Gross profit for the second quarter was $488.3 million, or 47.6 percent of net sales, compared to $416.3 million, or 47.4 percent of net sales, for the second quarter of last year.

Second quarter selling expenses increased $24.0 million to $100.0 million, or 9.7 percent of sales, compared to $76.0 million, or 8.7 percent of sales, in the second quarter of the prior year. The increase was primarily due to increased domestic advertising of $5.2 million, additional international advertising expenses of $6.4 million, primarily to support the growth in its European subsidiaries as well as increases in Japan and South Korea, and an additional $4.2 million in selling commissions from its joint venture in South Korea.

General and administrative expenses for the second quarter increased $62.1 million to $305.3 million, or 29.8 percent of sales, compared to $243.2 million, or 27.7 percent of sales, in the second quarter of the prior year. The year-over-year quarterly increase was primarily due to Skechers’ focus on long-term global growth, including $22.3 million associated with the Company’s 68 additional domestic and international retail stores—31 of which were opened in the second quarter, and $26.2 million to support its international growth, of which $16.9 million was due to increased costs in China, $3.6 million for the transition of its South Korean distributor to a joint venture, and $2.4 million in Japan. Domestic wholesale general and administrative expenses in the second quarter increased $13.5 million year-over-year primarily due to increased headcount in the United States to support its brand worldwide, as well as the expansion into new categories and brands.

Mr. Weinberg added: “Investing in our brand and business is critical for both our short-term and long-term growth initiatives. This is evident in both the expansion of our Company-owned global retail business, which had the highest net sales dollar and percentage gain, followed by our international wholesale business. Given the increases in our international business, which for the first six months represented 48 percent of our total business, we believe the greatest opportunity for expansion is internationally, and we are investing in our infrastructure and marketing to support this progress.”

Earnings from operations were $86.3 million or 8.4 percent of sales, a decrease of 14.0 percent over the second quarter of 2016.

Net earnings decreased 19.7 percent to $59.5 million, and diluted net earnings per share were $0.38. The Company’s quarterly effective tax rate in the second quarter was 16.1 percent compared to 12.7 percent over the second quarter of 2016. The Company expects its effective tax rate to be between 14 percent and 19 percent for fiscal 2017.

Six Month Financial Results
Net sales were $2.099 billion, gross profit was $964.8 million or 46.0 percent of net sales, and earnings from operations were $210.7 million or 10.0 percent of net sales. Net earnings were $153.5 million and diluted net earnings per share were $0.98 per share.

Robert Greenberg, SKECHERS chief executive officer, commented: “Twenty-five years ago in May, we founded Skechers with a single line of men’s boots available in the United States. Within a year, we were shipping to several international markets, and planning expansion into women’s and kids. We’ve come a very long way in a relatively short period of time—including our present position in the United States as the leader in walking, work, casual and comfort footwear, and second in all of footwear combined, and a leading brand in numerous countries around the world. Our domestic and international growth in the quarter and in recent years was the result of our continued focus on developing innovative, comfortable and stylish footwear; determination to build the brand through marketing; investment in operations and logistics for the present and future; and the dedication of our highly talented and creative team.”

Mr. Greenberg continued: “Domestically in the second quarter, we introduced a key new product, You by Skechers, delivered more of our heritage footwear collections, experienced strong sales in our sandal business, and saw continued strength in our kids’ lighted footwear. In the international markets, we achieved double-digit growth in many countries worldwide—including Germany, Chile, India, China, and Australia. Along with delivering strong product for men, women and kids to our wholesale partners, our international success was due to the expansion of Skechers retail stores around the world, which now includes 1,870 international stores of which 1,691 are third-party-owned locations. At quarter end, our total Skechers retail store count was 2,305, and included the opening of several key locations—Tokyo’s popular Shibuya district, the new Century City Mall in Los Angeles, a super store in Ontario Mills in Southern California, a store in New York’s SoHo, among others—and the relocation of our store on San Francisco’s Powell Street, which now has a much larger sales floor and better visibility. Based on our global meetings in May and June, and our on-going domestic key account meetings at our corporate offices, plus our July sell-throughs, we believe that the record sales we experienced in the first six months will continue in the second half.”

Balance Sheet
At June 30, 2017, cash and cash equivalents was $751.6 million, an increase of $122.8 million, or 19.5 percent over June 30, 2016.

Total inventory, including inventory in transit, was $669.7 million, an increase of $79.0 million or 13.4 percent over June 30, 2016, and a decrease of $30.8 million or 4.4 percent over December 31, 2016. The increase over last year was primarily due to the Company’s growth worldwide and is in line with the Company’s backlogs, and growing retail and international wholesale business.

Working capital was $1.359 billion at June 30, 2017 versus $1.155 billion at June 30, 2016.

Mr. Weinberg continued: “We ended the quarter with our three business channels showing continued growth, and low double-digit increases in backlog on a worldwide basis. With the investments we have made in our business globally, and our strong cash and inventory position as well as new product initiatives we are delivering, we believe we are well positioned for continued growth in the second half, and in the coming year.”

Outlook

Based on these key indicators, the Company believes it will achieve net sales in the third quarter in the range of $1.050 billion to $1.075 billion, which would represent a third quarter sales record, and earnings per share of $0.42 to $0.47. This projection includes flat sales increases in the Company’s domestic wholesale business, and double-digit increases in its international wholesale business, and its global Company-owned retail stores.

The Company expects its capital expenditures for the remainder of 2017 to be approximately $35.0 million to $40.0 million, which includes corporate office upgrades and an additional 35 to 40 Company-owned retail store openings and several store remodels.

Second Quarter 2017 Conference Call
The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. Eastern Time to discuss its second quarter 2017 financial results. The call can be accessed on the Investor Relations section of the Company’s the website at www.skx.com. For those unable to participate during the live broadcast, a replay will be available beginning July 20, 2017, at 7:30 p.m. ET, through August 3, 2017, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13666029.

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 160 countries and territories worldwide via department and specialty stores, more than 2,305 SKECHERS Company-owned and third-party-owned retail stores, and the Company’s e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia and the Middle East, and wholly-owned subsidiaries in Canada, Japan, throughout Europe and Latin America. For more information, please visit skechers.com and follow us on Facebook (facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the uncertainty of sustained recovery in Europe; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2016 and its quarterly report on Form 10-Q for the three months ended March 31, 2017. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$751,581	$718,536
Trade accounts receivable, net	494,683	326,844
Other receivables	24,884	19,191

Total receivables	519,567	346,035
Inventories	669,741	700,515
Prepaid expenses and other current assets	54,119	62,680

Total current assets	1,995,008	1,827,766
Property, plant and equipment, net	527,441	494,473
Deferred tax assets	33,517	26,043
Other assets	53,324	45,388

Total non-current assets	614,282	565,904

TOTAL ASSETS	$2,609,290	$2,393,670

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$1,792	$1,783
Accounts payable	528,251	520,437
Short-term borrowings	4,049	6,086
Accrued expenses	101,518	93,424

Total current liabilities	635,610	621,730
Long-term borrowings, net of current installments	68,271	67,159
Deferred tax liabilities	417	412
Other long-term liabilities	21,734	18,855

Total non-current liabilities	90,422	86,426
Total liabilities	726,032	708,156
Stockholders’ equity:
Skechers U.S.A., Inc. equity	1,779,097	1,603,633
Noncontrolling interests	104,161	81,881

Total equity	1,883,258	1,685,514

TOTAL LIABILITIES AND EQUITY	$2,609,290	$2,393,670

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$1,025,934	$877,810	$2,098,742	$1,856,604
Cost of sales	537,613	461,556	1,133,923	1,008,198

Gross profit	488,321	416,254	964,819	848,406
Royalty income	3,221	3,307	7,451	5,932

	491,542	419,561	972,270	854,338

Operating expenses:
Selling	99,950	75,966	173,759	129,844
General and administrative	305,283	243,240	587,779	485,589
	405,233	319,206	761,538	615,433

Earnings from operations	86,309	100,355	210,732	238,905
Other income (expense):
Interest, net	(1,464)	(1,542)	(2,540)	(2,664)
Other, net	2,664	(2,604)	3,359	175

	1,200	(4,146)	819	(2,489)

Earnings before income tax expense	87,509	96,209	211,551	236,416
Income tax expense	14,109	12,200	31,516	42,768

Net earnings	73,400	84,009	180,035	193,648
Less: Net earnings attributable to noncontrolling interests	13,865	9,902	26,505	21,929

Net earnings attributable to Skechers U.S.A., Inc.	$59,535	$74,107	$153,530	$171,719

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.38	$0.48	$0.99	$1.12

Diluted	$0.38	$0.48	$0.98	$1.11

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	155,579	154,049	155,340	153,901

Diluted	156,174	155,023	156,016	154,912